Exhibit 10.4

REAL ESTATE LIEN NOTE

Date:	July 16, 2004

Maker:	NUMO MANUFACTURING, INC., a Texas corporation

Maker’s Mailing Address:     1072 E. Highway 175

Kaufman,	Texas 75142

Payee:	CHF INDUSTRIES, INC., a Delaware corporation

Payee’s Mailing Address:     One Park Avenue, New York, New York 10016

Principal	Amount: Five Hundred Twenty One Thousand and 00/100 Dollars ($521,000.00)

Annual Interest Rate on Unpaid Principal from Date (“Applicable Rate”):

At the fixed rate of seven percent (7%) per annum. Interest shall be calculated at a daily rate equal to 1/360 of the annual interest rate which this Note bears.

Annual Interest Rate on Matured, Unpaid Amounts:

Eighteen percent (18%) or highest legal rate, whichever is less.

Terms of Payment (principal and interest):

Principal and interest are payable in equal monthly installments of Twenty Thousand Dollars ($20,000) each (with each payment allocated as follows: $17,523 to principal and $2,477 to interest), on the 16th day of every month, beginning August 16, 2004, and continuing regularly until July 16, 2005, when the entire amount of principal and interest remaining unpaid will be due and payable in full. See Exhibit “A” attached hereto and incorporated herein for payment schedule.

Balloon Note Disclosure: If payments on this Note are not sufficient to pay this Note in full on or before the maturity of this Note, then the balance of principal and unpaid interest which the Maker must pay on the maturity of this Note may be a large payment. The Payee is under no obligation to refinance this Note. Maker will, therefore, be required to make payment out of other assets that Maker may own, or Maker will have to find a lender, which may be the Payee, willing to lend Maker the money. If Maker refinances this Note at maturity, Maker may have to pay some or all of the closing costs normally associated with a new note even if Maker obtains refinancing from the Payee.

Security: This Note is secured by, among other things, a Vendor’s Lien retained in a deed of even date from Payee to Maker, and by a Second Lien Deed of Trust, Security Agreement and Assignment of Rents of even date herewith to a Trustee, for the benefit of Payee, covering certain real estate situated in the County and State set out therein. Reference is made to the Second Lien Deed of Trust, Security Agreement and Assignment of Rents for a description of the collateral for this Note and the rights of the Grantors named therein and the Payee with respect to the contents of said document.

For Value received, the Maker promises to pay as scheduled herein, to the order of the Payee, at the address set forth above, the Principal Amount, together with interest on the principal balance from time to time remaining unpaid prior to maturity or default at the rate determined as hereinafter indicated. If Maker be more than one person or entity the obligation of each party executing this Note shall be joint and several.

If the Applicable Rate ever exceeds the Maximum Rate so that the Payee is prevented from charging interest at the Applicable Rate, then, notwithstanding that the Applicable Rate may thereafter fall below the Maximum Rate, this Note shall continue to bear interest at the Maximum Rate until an amount of interest has accrued which is equal to the amount which would have accrued if the Applicable Rate had always been charged.

The Indicated Rate (“Maximum Rate”) ceiling specified in Tex. Rev. Civ. Stat. article 5069-1.04 applies to this Note; however, if permitted by law, the Payee may implement any ceiling under that Article and revise the index, formula or provisions of law used to compute the Maximum Rate by notice to the Maker as provided by that Article. Furthermore, if any applicable law permits a higher rate than that Article, the higher rate shall apply.

Maker may prepay this Note in whole or in part at any time without penalty. Prepayments shall be applied to installments of principal in the inverse order of maturity so that they will pay the last maturing principal installments first, and these prepayments will not reduce the amount or time of payment of the remaining installments.

If any payment of principal and/or interest on this Note shall become due on a Saturday, Sunday or holiday, such payment shall be paid on the next succeeding business day, and such extension of time shall in such event be included in computing the amount of interest payable in connection with such payment.

All payments made under this Note shall be applied to interest due and reduction of principal as set forth in the attached Exhibit “A”; provided, however, that in the event the Payee shall have made any advance in addition to the principal of this Note under the terms of any instrument securing the payment of this Note, any payment received, at the option of the Payee, may first be applied to repay such advances plus interest thereon.

If default be made (i) in the payment of any installment of principal and/or interest under this Note, or (ii) in the performance of any covenant in any instrument securing or relating to this Note, if any, and either (i) such default remains uncured for five (5) days following written notice thereof from Payee to Maker or (ii) Maker has theretofore received two (2) or more notices of default hereunder within the preceding twelve (12) months, or if default shall be made in the performance of any of the covenants other than for the payment of money contained in this Note and such default remains uncured for thirty (30) days following written notice thereof to Maker, then the entire principal balance and accrued interest owing thereon shall at once become due and payable without notice at the option of the Payee. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Except as otherwise provided, and subject to any applicable limitations imposed by the laws of the State of Texas, and United States of America, the makers, signers, sureties, guarantors and endorsers of this Note waive demand, all demands for payment, presentment, presentations for payment, notice of dishonor, notice of intent to accelerate payment hereof, notice of acceleration, diligence in collecting, grace, notice, notice of protest, and protest, and agree to one or more extensions for any period or periods of time and partial payments before or after maturity, without prejudice to the Payee; and if collection procedures are ever commenced, by any means, including legal proceedings or through a probate or bankruptcy court, or if this Note is placed in the hands of an attorney for collection after default or maturity, the Maker agrees to pay all costs of collection or attempted collection, including reasonable attorney’s fees.

All agreements between the Maker and the Payee, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Payee in excess of the maximum lawful amount, the interest payable to the Payee shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Payee shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Maker. All interest paid or agreed to be paid to the Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread through the full period of this Note until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereof for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the Maker and the Payee.

The Payee’s rights and remedies hereunder are cumulative. This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of Texas, except that Tex. Rev. Civ. Stat. Ann. Articles 5069, Chapter 15 (which regulates certain revolving credit loan accounts and revolving tri-party accounts), shall not apply to this Note.

No delay on the part of the Payee in the exercise of any power or right under this Note, or under the Deed of Trust or any other instrument executed in connection herewith, shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or exercise of any other power or right. Enforcement by the Payee of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

All notices or demands required or permitted hereunder shall be in writing and shall be deemed to be delivered, upon receipt, if hand delivered, or, whether actually received or not, upon deposit in a regularly maintained receptacle for the mail, registered or certified mail, return receipt requested, postage prepaid, at the addresses set out herein.

When the context requires, singular nouns and pronouns include the plural.

The lien securing this Note shall remain subordinate to the liens, as renewed, extended, reamortized, or otherwise adjusted from time to time, securing another note in the original principal amount of $1,500,000 dated of even date herewith, and executed by Numo Manufacturing, Inc. payable to the order of Graham Mortgage Corporation. If default occurs in payment of any part of principal or interest of said prior note or in observance of any covenants of any instruments securing it, the indebtedness evidenced by this Note shall immediately become payable at the option of Payee.

MAKER:

NUMO MANUFACTURING, INC., a Texas corporation

By:	/s/ Michael Hicks
Michael Hicks, President

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